EXHIBIT 99.2 -- Report of Management as to compliance with minimum servicing
		standards for the year ended.

a)

AURORA LOAN SERVICES
A Lehman Brothers Company


   			Report of Management


We, as members of management of Aurora Loan Services Inc. (the "Company"), are responsible for complying with the minimum servicing standards as set forth in the Mortage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Company's compliance with the minimum servicing standards as set forth in the USAP as of November 30, 2004 and for the year then ended. Based on this evaluation, we assert that during the year ended November 30, 2004, the Company complied, in all material respects, with the minimum servicing standards set forth in the USAP.

As of and for this same period, the Company had in effect a fidelity bond policy and an errors and omissions policy in the amounts of $60 million and $70 million, respectively.



                                       Very truly yours,

				       /s/  Bruce Witherall
                                       Bruce Witherall
                                       Chief Executive Officer

                                       /s/ Rick Skogg
                                       Rick Skogg
                                       Co-Chief Operating Officer

                                       /s/ Roy Browning
                                       Roy Browning
                                       Chief Financial Officer

                                       /s/ William Napier
                                       William Napier
                                       Controller

b)

[COLONIAL SAVINGS logo]



 Management's Assertion Concerning Compliance with USAP Minimum Servicing
                             Standards

November 10, 2004


As of and for the year ended September 30, 2004, Colonial Savings, F.A. has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers.

As of and for this same period, Colonial Savings, F.A. had in effect a fidelity bond and errors and omissions policy in the amount of $10,000,000.


/s/ Jim E. DuBose
Jim E. DuBose
President and Chief Executive Officer

/s/ Ben Dempsey
Ben Dempsey
Senior Vice President and Chief Financial Officer

c)
                                         PO Box 84013
                                    Columbus, GA 31908-4013


                                [GreenPoint Mortgage logo]
                                         Servicing Division
                  Management Assertion

March 17, 2005


As of and for the year ended December 31, 2004, GreenPoint Mortgage Funding, Inc. (the "Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, except for the following:


 In certain circumstances, the mortgage interest rate changes on certain Home Equity Lines of Credit were not adjusted at the appropriate date in accordance with the mortgagor'sloan documents. This resulted in the mortgagor being overcharged for the period from the interest rate change until the correct effective date, which was the first day of the following month. This error was identified by Management and the systemic issue that caused the incorrect calculation of interest was resolved prior to the issuance of this letter.


As of and for the year ended December 31, 2004, the Company had in effect a fidelity bond in the amount of $25,000,000 for a single loss limit and an aggregate limit of liability of $50,000,000 and an errors and omissions policy in the amount of $25,000,000 for a single loss limit and no aggregate limit of liability.


Very truly yours,

GreenPoint Mortgage Funding, Inc., as Servicer


 /s/ S.A. Ibrahim                            /s/ Dave Petrini
Name: S.A. Ibrahim                         Name: Dave Petrini
Title: Chief Executive Officer	      Title: Chief Financial Officer


 /s/ Mike De Francesco
 Name: Mike De Francesco
 Title: Senior Vice President Loan Administration